HELIX BIOMEDIX, INC./ THERAPEUTIC PEPTIDES, INC.
                               LICENSING AGREEMENT


     THIS LICENSING AGREEMENT (this "Agreement"), made and entered into this ___ day of _________, 2001, by and between Helix BioMedix, Inc., a Delaware corporation having its principal office at 210 Baronne Street, Suite 1004, New Orleans, Louisiana 70112 ("Helix" or "Licensor"), and Therapeutic Peptides,
Inc., a Louisiana corporation having its principal office at 5700 Citrus Boulevard, Suite B, Harahan, Louisiana 70123 ("TPI" or "Licensee").

     WHEREAS, TPI is the inventor of certain proprietary peptides defined in the HELIX/TPI RESEARCH ALLIANCE AGREEMENT by and between Helix BioMedix, Inc. (Louisiana), Helix BioMedix, Inc. (Colorado), TPI, BioSouth Research
Laboratories, Inc., and Dr. Donald R. Owen, dated September 30, 1999, and pursuant to said agreement TPI has assigned all its rights, title and interest, in and to said proprietary peptides to Helix; and

     WHEREAS, Helix, pursuant to said HELIX/TPI RESEARCH ALLIANCE AGREEMENT, has agreed to file one or more patent applications with respect to those certain proprietary peptides to be assigned to it by TPI; and

     WHEREAS, certain of the aforementioned proprietary peptides may have useful application in topical, non-pharmaceutical skin care intermediate concentrates and end-use products; and

     WHEREAS, TPI, pursuant to said HELIX/TPI RESEARCH ALLIANCE AGREEMENT, desires to acquire from Helix a license of certain of Helix's rights, including a limited right to sublicense TPI's Affiliates, to make, have made, use, have used, offer for sale, have sold, sell, and/or otherwise dispose of certain of the aforementioned proprietary peptides for the purpose of making, having made, using, having used, offering for sale, having sold, selling and/or otherwise disposing of topical, non-pharmaceutical skin care intermediate concentrates and end-use products using, made from, or derived from said proprietary peptides; and

     WHEREAS, Helix desires to grant to TPI such a license under terms and conditions as are set forth herein below.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set out herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS

1.1  "Licensed  Peptides"
     --------------------
     shall mean the three (3) short chain linear peptides, the amino acid sequences of which are set forth in Exhibit A.

1.2  "Licensed Products"
     -------------------
     shall  mean  any  topical,   non-pharmaceutical   skin  care   intermediate
     concentrates and end-use products that contain one or more of the Licensed Peptides.

1.3  "Licensed Territory"
     --------------------
     shall mean the United States, its territories and possessions, and all other countries in which Helix has or may have patent applications and patents which cover or relate to the Licensed Peptides.

1.4  "Effective  Date"
     -----------------
     shall mean the date of this Agreement as first written herein above.

1.5  "TPI's Affiliates"
     ------------------
     shall mean and include BioSouth Research Laboratories, Inc., Biosyn, Inc. and Vital Assist, Inc., as well as any other entity which owns over 10% of TPI's voting stock or otherwise controls TPI's business and affairs or in which 10% of the voting stock of the entity is owned by TPI or which is otherwise controlled by TPI.

1.6  "Gross Sales"
     -------------
     shall have the meaning set forth in Section 3.2.


1.7  "Licensed Field of Use"
     -----------------------
     shall mean the use of  Licensed  Peptides  and  Licensed  Products  in both
     intermediate    concentrates    and   end-use    products    for   topical,
     non-pharmaceutical skin care.

1.8  "Licensed Trade Secrets"
     ------------------------
     shall mean the sequences of amino acids set forth in Exhibit A that constitute the Licensed Peptides.

1.9  "Licensed Patent Rights"
     ------------------------
     shall mean all current and future patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) and patents in the Licensed Territory covering or related to the Licensed Trade Secrets and the Licensed Peptides, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, or continuations-in-part thereof, which Helix owns and controls and under which Helix has the right to grant licenses, as of the Effective Date of this Agreement and thereafter including, but not limited to, those patent applications and patents set forth in Exhibit B.

2. GRANT OF LICENSE Helix hereby grants to Licensee a personal, non-exclusive license under Helix's Licensed Trade Secrets and Licensed Patent Rights, including the right to sublicense TPI's Affiliates, to make, have made, use, have used, offer for sale, sell, have sold, or otherwise dispose of the Licensed Peptides for the purpose of making, having made, using, having used, offering for sale, selling, having sold, or otherwise disposing of Licensed Products for the Licensed Field of Use in the Licensed Territory.

3.   ROYALTIES

     3.1 Beginning on the Effective Date and to the extent that Licensee sells or otherwise disposes of Licensed Products, Licensee will, in the manner and within the time set forth in Section 4 hereof, pay a continuing and cumulative royalty in U.S. Dollars to Helix with respect to Licensed Products sold or otherwise disposed of by Licensee in the Licensed Territory after the Effective Date and before termination of this Agreement, and thereafter as set forth in
Section 6.5. The royalty payable with respect to Licensee's Gross Sales (as defined below) of Licensed Products will be:

     2% of the first $25 million (i.e., for $1.00 to $25,000,000)
     3% of the next $50 million (i.e., for $25,000,001 to $50,000,000)
     4% for sales above $50 million (i.e., for $50,000,001 and up).

     Licensee guarantees, and will pay at the end of each designated period set forth below, the following minimum royalties during the term of this Agreement:

     first thirty (30) months:                                         $0
     next twelve (12) months (i.e., months 31 to 42)                   $10,000
     next twelve (12) months (i.e., months 43 to 54)                   $10,000
     next twelve (12) months (i.e., months 55 to 66)                   $25,000
     each additional twelve (12) months (due at the end of each year)  $50,000.

     3.2 "Gross  Sales"
         --------------
     shall mean Licensee's gross sales (e.g., the gross invoice amount billed customers) of Licensed Products, less excise taxes, discounts, and allowances actually shown on an invoice and, further, less any bona fide returns (net of all returns actually made or allowed as supported by credit memoranda actually issued to customers) up to the amount of the actual sales of Licensed Products during the royalty period. No other costs incurred in the manufacturing, selling, advertising, and distribution of Licensed Products will be deducted.

     3.3 Should Licensee sublicense to any of its Affiliates under the provisions of Section 2 hereof, Licensee shall pay to Helix the same royalty amounts that Helix would be entitled to receive if Licensee were itself selling or otherwise disposing of Licensed Products.

     3.4 The above royalties shall accrue upon each Licensed Product being sold or otherwise disposed of in the Licensed Territory by Licensee after the Effective Date. Licensed Products will be considered "sold" or "otherwise disposed of" when payment for said Licensed Products is received by Licensee.

     3.5 All taxes resulting by operation of this Agreement shall be borne by the party obligated to pay them under applicable law. Licensee may withhold from payments to Helix under this Agreement the amount of any national taxes levied on Licensee's payments hereunder by any government or duly constituted authority in a country of the Licensed Territory. In such event, Licensee shall effect payment to the appropriate tax authorities of said government of the national taxes so withheld, and shall transmit to Helix official receipts issued by said tax authorities or such other evidence as is reasonably available to support a claim for income tax credit by Helix in respect of any taxes so withheld and paid.

4.   PAYMENT, REPORTS AND RECORDS

     4.1 Licensee will provide quarterly written royalty reports ("Royalty Reports") to Helix, accompanied by payment for royalties due, within thirty (30) days after the last day of March, June, September and December of each calendar year during the term of this Agreement, and thereafter as set forth in Section
6.5. Royalty Reports will be certified as accurate by a duly authorized representative of Licensee and will separately state for the preceding quarterly period the following information: the type, quantity and price of Licensed Products sold or otherwise disposed of by Licensee in the Licensed Territory, the minimum guaranteed royalty payable, if any, the total royalty payable under this Agreement, and the applicable withholding tax by country, if any. Royalty Reports shall be furnished to Helix regardless of whether Licensed Products were sold or otherwise disposed of during the period or whether any actual royalty was owed. The receipt or acceptance by Helix of Royalty Reports or royalty payments shall not prevent Helix from subsequently challenging the validity or accuracy of Royalty Reports or the accompanying royalty payments.

     4.2 The first Royalty Report and royalty payment shall be made with respect to all Licensed Products sold or otherwise disposed of by Licensee in the Licensed Territory from the Effective Date to the last day of the first full quarterly period next ending.

     4.3 "Final" Royalty Reports and royalty payments will be made within thirty
(30) days after the expiration or termination of this Agreement, as well as within the applicable ninety-day period specified in Section 6.5, with respect to all Licensed Products sold or otherwise disposed of by Licensee in the Licensed Territory.

     4.4 If Licensee fails to make any royalty payment within the required time for such payment, Licensee will pay interest to Helix at the simple interest rate of three percent (3%) per month, computed from the due date (which will be deemed to be the end of the applicable thirty (30) days period specified in
Section 4.1) until such payment and the interest thereon are paid in full.

     4.5 Licensee will make and retain, and will cause TPI's Affiliates to make and retain, for two (2) years following the submission of Royalty Reports to Helix hereunder, true and accurate records, files and books of account containing all data reasonably required for the full computation and verification of the amounts to be paid under this Agreement and set forth in Royalty Reports. This obligation will survive any termination of this Agreement.

     4.6 Upon reasonable notice by Helix, and at any reasonable time during normal business hours, but no more frequently than once during each consecutive twelve-month period beginning with the Effective Date of the Agreement, Licensee will permit, and will cause TPI's Affiliates to permit, the reasonable inspection of such records, files and books of account by any independent firm of certified public accountants mutually accepted by both parties. Such examinations will be solely for the purpose of verifying the information set forth in Royalty Reports. Licensee will give such independent accounting firm access to the records described above, only provided that such firm will agree not to disclose to Helix or any other party any information other than the information required to be reported in the Royalty Reports under Section 4.1. In the event that such inspection reveals an underpayment by Licensee of the actual amounts owed Helix, Licensee will pay the difference within thirty (30) days, and Licensee will pay interest to Helix at the simple interest rate of three percent (3%) per month computed from the due date until such payment and the interest thereon are paid in full. In addition, in the event that such inspection reveals an underpayment by Licensee of the actual amounts owed Helix, the cost of such inspection will be borne as follows: (i) if the underpayment is ten percent (10%) or less, Helix will pay for the inspection; (ii) if the underpayment is ten percent (10%) through fifteen percent (15%), Helix and Licensee will share the cost of the inspection equally; (iii) if the underpayment is fifteen percent (15%) or greater, Licensee will pay for the inspection.

5.   OTHER COVENANTS

     5.1 Licensee will indemnify, defend and hold Helix harmless from and against any and all liabilities, damages, losses, costs and expenses (including reasonable attorney's fees and expenses) actually incurred by Helix resulting from or associated with any product liability lawsuit brought against Helix relating to the Licensed Products. In addition, Licensee shall maintain product liability insurance covering the sale of Licensed Products in an amount no less than $1,000,000 for sales of Licensed Products up to and including $5,000,000 and an additional $1,000,000 in coverage for each additional $5,000,000 of Licensed Product sales. Licensee shall name Helix as an additional insured on all such insurance policies.

     5.2 Licensee shall not arbitrarily or unilaterally replace any Licensed Peptides in the formulation of a Licensed Product with peptides not licensed from Helix once the Licensed Product is sold or otherwise qualified and accepted for marketing, whichever occurs first.

     5.3 Licensee hereby grants to Helix an option to license the use of Licensee-owned delivery systems that TPI or TPI's Affiliates use with the Licensed Peptides, for use by Helix in non-cosmetic applications, under terms and conditions that are substantially similar to those contained in this Agreement. Licensee represents and warrants that it has the requisite authority to grant this option. Licensee shall grant or cause TPI's Affiliates to grant such a license within a reasonable period of time after receiving a request from Helix to exercise its option hereunder.

     5.4 During the term of this Agreement, Licensee agrees to share all of its test data regarding the relative efficacy and toxicity of the Licensed Peptides and data from Licensee's "in vivo" tests of Licensed Peptides, all said data being that developed by TPI during its selection of the Licensed Peptides.

     5.5 During the term of this Agreement, Helix will timely notify TPI in the event Helix files any patent application, abandons the prosecution of any patent application, secures any patent, makes a determination not to maintain any patent in force or not to seek reissue or reexamination of any patent covering or related to the Licensed Peptides and the Licensed Trade Secrets.

6.   TERM AND TERMINATION

     6.1 The term of this Agreement shall be from the Effective Date and shall continue until the last to expire of an issued patent relating to the Licensed Peptides, unless terminated earlier as otherwise provided in this Agreement.

     6.2 Either party shall have the right to terminate this Agreement by giving written notice of termination to the other party in the case of a material breach of this Agreement by the other party. Such written notice of termination shall specify the nature of the default. The breaching party shall have the right to cure any such default within sixty (60) days after receipt of the non-breaching party's notice, but if the default is not cured within such period, the non-breaching party may terminate this Agreement by written notice to the breaching party at the end of such period.

     6.3 If Licensee should dissolve, or should file a voluntary petition in bankruptcy for any purpose other than reorganization, or an order should be entered pursuant to any law relating to bankruptcy or insolvency or appointing a receiver or trustee for Licensee for any purpose other than reorganization, then Helix may, within ten (10) days thereafter, give written notice of its desire to terminate this Agreement. Thereupon, this Agreement shall terminate on the date specified in such notice, which shall not be less than thirty (30) days after the date of such notice.

     6.4 In the event that any proceeding shall be instituted by or against Helix seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief from or to consolidate its debts under any law relating to bankruptcy or insolvency or appointing a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, Licensee shall have the right to retain and enforce any and all of the rights granted it hereunder.

     6.5 In the event that this Agreement is terminated pursuant to Sections 6.1, 6.2 or 6.3 above, the license granted in Section 2 will automatically terminate, except as otherwise provided in Section 6.6 below.

     6.6 Upon termination of this Agreement (except for uncured failure to pay royalties), Licensee shall have the right for ninety (90) days to complete any then existing and outstanding contracts with customers related to Licensed Products pursuant to the license granted hereunder. Licensee may also for such ninety-day period dispose of any previously manufactured Licensed Products held in its inventory as of the date of such termination. The rights granted under this Section 6.6 will be subject to the provisions of Sections 3 and 4. The rights granted and obligations imposed under this Section 6.6 shall survive the termination of this Agreement.

7.   DISCLAIMERS

     7.1 Helix does not assume any responsibility whatsoever for the performance or manner of use of Licensed Products manufactured, made, used, sold or otherwise disposed of by Licensee or TPI's Affiliates. Helix shall have no liability therefor, nor will it have any obligation to defend, indemnify or hold harmless any party from any suits, actions or claims arising out of, or relating to, such performance or manner of use.

     7.2 Nothing contained in this Agreement will be construed as:

          7.2.1 an admission by either party of any past infringement of any patent or as an admission of, or a warranty or representation as to, the validity and/or scope of any patent, and either party is free to contest in any proceeding the validity and/or scope thereof;

          7.2.2 conferring any license or other right, by implication, estoppel or otherwise, under any patent application, patent or patent right, except as herein expressly granted;

          7.2.3 conferring any license or right with respect to any trade secrets, copyrights, mask works or know-how of either party except as required by Section 2 of this Agreement; or

          7.2.4 conferring any license or right with respect to any trademark, trade name or corporate name of Helix or any contraction, abbreviation or simulation thereof.


8.   GENERAL TERMS AND CONDITIONS

     8.1 Entire Agreement; Modification and Waiver.
         ------------------------------------------
     This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all of the negotiations, understandings and representations made by and between such parties. None of the terms or provisions hereof may be amended, supplemented, waived or changed orally, unless by a writing signed by each of the parties hereto.

     8.2 Assignment.
         -----------
     This Agreement, including the benefits or rights hereunder, may be assigned by Helix without Licensee's prior written consent and by Licensee without Helix's prior written consent, except that any attempted sale, merger, assignment, pledge, hypothecation or other transfer of Licensee's rights, benefits or interests in and under this Agreement to Demegen, Inc., its administrators, successors or assigns, shall be void and of no effect and shall convey no rights or interests in this Agreement or the Licensed Peptides, Licensed Trade Secrets or Licensed Patent Rights unless Helix's express written consent to such sale, merger, assignment, pledge, hypothecation or transfer has first been obtained. Except as provided herein with respect to Demegen, Inc., this Agreement will be binding on and will inure to the benefit of the parties hereto and their permitted administrators, successors and assigns.

     8.3 Applicable Law.
         ---------------
     The Agreement will be governed by and interpreted in accordance with the laws of the State of Louisiana, without regard to conflicts of laws principles.

     8.4 Jurisdiction; Service of Process.
         ---------------------------------
     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Louisiana, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     8.5 Court Costs; Limitation of Liability.
         -------------------------------------
     Both parties agree that if either party is held by any court of competent jurisdiction to be in violation, breach, or nonperformance of any of the terms of this Agreement, then it will promptly pay to the other party all reasonable and allocable costs of such action or suit, including reasonable attorneys' fees. However, in no event will either party be liable to the other party by reason of breach or termination of this Agreement for any loss of prospective profits or incidental or consequential damages.

     8.6 Relationship of the Parties.
         ----------------------------
     Nothing in this Agreement will be construed as making either party the partner, joint venturer, agent, or employer/employee of the other. Neither party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, except as provided for herein or authorized in writing by the party to be bound.

     8.7 Payments.
         ---------
     All sums of money referred to in this Agreement as being payable by Licensee to Helix will be sums payable in U.S. Dollars and may be made by wire transfer to ______________________ Account No. __________ at
___________________________________________________________________________.

     8.8 Patent Marking; Use of Helix's Name.
         ------------------------------------
     Licensee may use Helix's name, trademarks, service marks, logos, trade names and/or branding on the packaging of Licensed Products, but only with Helix's prior written consent. All such legends will conform to the marking requirements of the applicable countries.

         8.9 Notices.
         ------------
     All notices, requests, demands, Royalty Reports and other communications required under or related to this Agreement will be in writing, in the English language, and sent to the addresses set forth below:

         If to Helix:

              Helix BioMedix, Inc.
              Attn: R. Stephen Beatty, President
              210 Baronne Street, Suite 1004
              New Orleans, Louisiana 70112

         If to Licensee:

              Therapeutic Peptides, Inc.
              Attn: Dr. Donald R. Owen, President
              5700 Citrus Boulevard, Suite B
              Harahan, Louisiana 70123

     8.10 Severability.
         --------------
     The invalidity, illegality or unenforceability of any provision will not in any way affect, impair, invalidate or render unenforceable this Agreement or any other provision thereof. If any provision of this Agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination will reduce such extent, duration, scope or other provision, and enforce them in their reduced form for all purposes contemplated by this Agreement.

     8.11 Section Headings; Construction.
         --------------------------------
     The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     8.12 Execution of Agreement.
         ------------------------
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile will be deemed to be their original signatures for any purpose whatsoever.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

     Helix:                                       Licensee:

     HELIX BIOMEDIX, INC.                         THERAPEUTIC PEPTIDES, INC.

     By: /s/ R. Stephen Beatty                    By: /s/ Dr. Donald R. Owen
        -----------------------                      ---------------------------
        R. Stephen Beatty                            Dr. Donald R. Owen
        President                                    President

                                    EXHIBIT A

                                Licensed Peptides

     The peptides licensed under this Agreement are the three (3) short chain linear peptides identified by the amino acid sequences specified below:

--------------------------------------------------------------------------------
TPI I.D. Number                           Amino Acid Sequence
--------------------------------------------------------------------------------
P 48                                      VAKLLAKLAKKLL
--------------------------------------------------------------------------------
P 118                                     FAKLLAKALKKFL
--------------------------------------------------------------------------------
P 165                                     FALALKALKKL
--------------------------------------------------------------------------------

                                   EXHIBIT B